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                                                                    EXHIBIT 20.1

FOR IMMEDIATE RELEASE

CONTACT:  John Giddings
          Harmonic
          (408) 542-2692
          john.giddings@harmonicinc.com

               HARMONIC LIGHTWAVES CHANGES NAME TO "HARMONIC" TO
               REFLECT THE COMPANY'S LONG-TERM BUSINESS STRATEGY

         -- Harmonic's Strategy is to Enable New and Existing Customers to Offer Broadband Video, Telephony and Internet Services --

SUNNYVALE, CALIF. -- MARCH 23, 1999 -- Harmonic Lightwaves (Nasdaq: HLIT) today announced that it has changed its name to Harmonic Inc. to reflect its long-term strategy of serving the expanding market for broadband network solutions. Harmonic's growing line of digital and fiber optic systems will not only allow the company to serve its core base of cable television operators but also enable other network operators to deliver video, voice and data over satellite and wireless networks.

"New technologies, worldwide industry deregulation and investments by companies like AT&T will enable consumers and corporations to enjoy innovative video, voice and high-speed Internet services offered by cable TV, telcos, CLECs and satellite operators," said Tony Ley, president, chairman and CEO of Harmonic. "Our new data products, which complement our traditional fiber optic-based video products, are important to the deployment of these new services. We remain committed to developing new products for our core cable customers and to continuing this natural progression of our business plan -- to move from being a technology leader in fiber optics to becoming a mainstream supplier to the communications industry."

From its base as an established leader in fiber optics for the cable television industry, Harmonic is broadening its product line, infrastructure and expertise to help network operators move into the rapidly evolving market for new bandwidth-intensive services.

HARMONIC'S PRODUCTS FOR BROADBAND NETWORKS

The company's complementary products enable cable, satellite and wireless operators to cost-effectively deliver video, Internet, telephony and high-speed data services through the deployment of new networks and the upgrade of existing systems.

Harmonic's digital product line includes the TRANsend(TM) digital headend, which enables cable, satellite and wireless operators to combine and customize content from a variety of sources for seamless integration and delivery of video, voice and data services. Another key digital product is the CyberStream(TM) system, which supports high-speed Internet access and the delivery of multimedia content directly to end-users' PCs via cable, satellite or wireless networks.

Harmonic has also developed METROLink(TM), the cable television industry's first Dense Wavelength Division Multiplexing (DWDM) system. METROLink increases the downstream and upstream bandwidth capacity of networks and enables cable operators to provide Internet access and other directed services directly from the headend, eliminating the need to put costly and complex equipment in hubs. METROLink is playing an important role in TCI's ongoing plans to upgrade its systems nationwide.

To help operators enhance the reliability of their networks, Harmonic developed the NETWatch(TM) network management system, which enables operators to monitor and control various components of their networks.

The company also produces an extensive line of laser transmitters and optical amplifiers, and a complete line of optical nodes.


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ABOUT HARMONIC INC.

Harmonic designs, manufactures and markets digital and fiber optic systems for delivering video, voice and data over cable, satellite and wireless networks. These advanced solutions enable cable television and other network operators to provide a range of broadcast and interactive broadband services that include high-speed Internet access, telephony and video-on-demand.

Harmonic is headquartered in Sunnyvale, Calif., where it also operates an R&D center and a manufacturing facility. The company also operates its New Media Communication subsidiary and an R&D center in Israel. In addition, the company maintains several sales and support centers worldwide. Harmonic is ISO 9001-certified and its stock is traded on the Nasdaq stock market under the symbol "HLIT."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to developments enabling the delivery of new services and Harmonic's ability to become a mainstream supplier to the communications industry. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in documents that Harmonic Lightwaves files with the SEC, specifically reports on Form 10-K and 10-Q.

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EDITORS NOTE: PRODUCT AND COMPANY NAMES USED HERE ARE TRADEMARKS OR REGISTERED
TRADEMARKS OF THEIR RESPECTIVE COMPANIES.